EXHIBIT 21.0

LIST OF SUBSIDIARIES

The Cheesecake Factory Restaurants, Inc., a California corporation

The Cheesecake Factory Bakery Incorporated, a California corporation

The Cheesecake Factory Assets Co. LLC, a Nevada limited liability company

C.F.I. Promotions Co. LLC, a Colorado limited liability company

C.F.R.I. Asset Holdings LLC, a Nevada limited liability company

C.F.R.I. Texas Restaurants LP, a Texas limited partnership (1)

The Houston Cheesecake Factory Corporation, a Texas corporation

Cheesecake Factory Restaurants of Kansas LLC, a Kansas limited liability company

Grand Lux Cafe LLC, a Nevada limited liability company

GLC Galleria Club, Inc., a Texas corporation

Hawaii Cheesecake Factory Restaurants Inc., a Hawaii corporation

Rock Sugar Incorporated, a California corporation

The Cheesecake Factory of Howard County LLC, a Maryland limited liability company

The Cheesecake Factory Restaurants of Texas LLC, a Texas limited liability company

(1) Dissolved on June 28, 2007.